Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-162935 on Form F-3 of our reports dated April 9, 2009, relating to the consolidated financial statements of Aegean Marine Petroleum Network Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Aegean Marine Petroleum Network Inc. and subsidiaries for the year ended December 31, 2008, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte

Deloitte. Hadjipavlou Sofianos & Cambanis S.A.
Athens, Greece
December 4, 2009